Exhibit 24

LIMITED POWER OF ATTORNEY FOR
REPORTING OBLIGATIONS UNDER SECTION 13
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Each individual whose signature appears below constitutes and appoints Dr. Martin Schockenhoff, Vera Rothenburg and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all original filings of and amendments to Schedule 13-D relating to the Common Stock of U.S. Concrete, Inc., a Delaware corporation (the “Issuer”), and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission on behalf of such individual, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney shall remain in full force and effect until each individual whose signature appears below is no longer required to file a Schedule 13D or amendments thereto with the Securities and Exchange Commission with respect to the Common Stock of Issuer.

Signature	Date

/s/ A. Merckle	June 2, 2008
Adolf Merckle

/s/ Ruth Merckle	June 2, 2008
Ruth Merckle

/s/ T. Merckle	June 3, 2008
Tobias Merckle

/s/ Ph. Merckle	June 4, 2008
Dr. Philipp Merckle

/s/ Jutta Breu	June 2, 2008
Jutta Breu, nee Merckle

/s/ L. Merckle	June 2, 2008
Ludwig Merckle